Exhibit 4.13

WARRANT ASSUMPTION AGREEMENT

This Warrant Assumption Agreement (this “Warrant Assumption Agreement”) is entered into as of [____], 2023, by and among Otonomo Technologies Ltd., a company organized under the laws of the State of Israel (“Otonomo”), Urgent.ly Inc., a Delaware corporation (“Urgently”), and American Stock Transfer & Trust Company, a New York limited liability company (the “Warrant Agent”).

WHEREAS, Otonomo, Software Acquisition Group Inc. II, a Delaware corporation (“SWAG II”), Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), and the Warrant Agent are parties to that certain Amended & Restated Warrant Agreement, dated as of August 13, 2021 (the “Warrant Agreement”), pursuant to which (1) Continental resigned from its duties as the warrant agent as of the date thereof and the Warrant Agent agreed to serve as its successor and (2) SWAG II assigned to Otonomo all of SWAG II’s right, title and interest in and to the Existing Warrant Agreement (as defined in the Warrant Agreement) and the 13,825,000 warrants issued by SWAG II as part of its initial public offering, including (i) 8,625,000 warrants sold by SWAG II to the public and (ii) 5,200,000 warrants sold by SWAG II in a private placement to Software Acquisition Holdings II LLC, a Delaware limited liability company, in each case, with the terms and conditions set forth in the Warrant Agreement and (3) Otonomo assumed, agreed to pay, perform, satisfy and discharge in full, all of SWAG II’s liabilities and obligations under the Existing Warrant Agreement and the Warrants (as defined below);

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below));

WHEREAS, Otonomo, Urgently and U.O Odyssey Merger Sub Ltd., a company organized under the laws of the State of Israel and a direct wholly owned subsidiary of Urgently (“Merger Sub”), are parties to that certain Agreement and Plan of Merger, dated as of February 9, 2023 (as it may be amended and/or restated from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Otonomo, with Otonomo surviving the merger as a direct wholly owned subsidiary of Urgently (the “Merger”);

WHEREAS, pursuant to the terms and conditions of each of the Warrant Agreement and the Merger Agreement, at the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of any party or any other person, including any holder of Otonomo Warrants, each Otonomo Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Urgently and, by its terms, automatically convert into a warrant to acquire shares of common stock, par value $0.001 per share, of Urgently (“Common Stock”) (each, an “Assumed Company Warrant”). The number of shares of Common Stock subject to each such Assumed Company Warrant shall be equal to the product (rounded to the nearest whole number, with .5 being rounded up) of (x) the number of Otonomo Shares subject to such Otonomo Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, and the exercise price per share of Common Stock shall be equal to the quotient of (1) the exercise price per Otonomo Share immediately prior to the Effective Time divided by (2) the Exchange Ratio, which quotient shall be rounded to the nearest whole cent (with .05 being rounded up). The Assumed Company Warrants will have the same terms and be subject to the same conditions (including vesting terms) as set forth in the Warrant Agreement (other than that any reference to Otonomo or the “Company” therein should be construed as a reference to Urgently) and in the Merger Agreement; and

WHEREAS, references herein to “Warrants” shall refer to the Otonomo Warrants prior to the Effective Time and to the Assumed Company Warrants following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Otonomo, Urgently and the Warrant Agent hereby agree as follows:

1.	Assignment and Assumption.

(a)     Upon the Effective Time, Otonomo hereby assigns, and Urgently hereby assumes, all of the rights, duties, liabilities and obligations of Otonomo under the Warrant Agreement and the Warrants, including the obligation to issue Common Stock upon the exercise of the Warrants, and Urgently hereby agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the liabilities and obligations of Otonomo under the Warrant Agreement and the Warrants arising from and after the Effective Time. As a result of the preceding sentence, upon and subject to the occurrence of the Effective Time, each Otonomo Warrant that is outstanding and unexercised immediately prior to the Effective Time will be assumed by Urgently and automatically converted into an Assumed Company Warrant to purchase Common Stock pursuant to the terms and conditions (including vesting terms) of the Warrant Agreement. The number of shares of Common Stock subject to each such Assumed Company Warrant shall be equal to the product (rounded to the nearest whole number, with 0.5 being rounded up) of (x) the number of Otonomo Shares subject to such Otonomo Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, and the exercise price per share of Common Stock shall be equal to the quotient of (1) the exercise price per Otonomo Share immediately prior to the Effective Time divided by (2) the Exchange Ratio, which quotient shall be rounded to the nearest whole cent (with .05 being rounded up).

(b) The Warrant Agent hereby consents to the assignment of the Warrant Agreement by Otonomo to Urgently pursuant to Section 1(a) hereof effective as of the Effective Time, and the assumption of the Warrant Agreement by Urgently from Otonomo pursuant to Section 1(a) hereof effective as of the Effective Time, and to the continuation of the Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Warrant Agreement and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Warrant Assumption Agreement.

(c)     Urgently acknowledges and agrees that, subject to the terms of the Warrant Agreement, the Warrants and this Warrant Assumption Agreement, the Warrant Agreement and the Warrants shall continue in full force and effect and that all of Otonomo’s obligations thereunder shall be valid and enforceable as against Urgently upon the Effective Time and shall not be impaired or limited by the execution or effectiveness of this Warrant Assumption Agreement.

(d)     This Warrant Assumption Agreement is being executed and delivered pursuant and subject to the Warrant Agreement. Nothing in this Warrant Assumption Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Warrant Agreement or any other document or instrument delivered pursuant to or in connection with it.

(e)     The choice of law and jurisdiction provisions set forth in the Warrant Agreement and this Warrant Assumption Agreement shall continue to govern the rights and obligations of the parties to the Warrant Agreement and this Warrant Assumption Agreement in all respects. Urgently hereby waives any objection to the jurisdiction provision governing the terms of the Warrant Agreement and this Warrant Assumption Agreement.

2.	Miscellaneous.

(a)     Applicable Law. The validity, interpretation, and performance of this Warrant Assumption Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Urgently hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Assumption Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive . Urgently hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon Urgently may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to:

Urgent.ly Inc.

8609 Westwood Center Drive, Suite 810

Vienna, VA 22182

Attention:	Tim Huffmyer
Email:	thuffmyer@geturgently.com

in each case, with copies to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention:	Bob O’Connor
Rich Mullen
Mark Baudler
Lianna Whittleton
Email:	roconnor@wsgr.com
rich.mullen@wsgr.com
mbaudler@wsgr.com
lwhittleton@wsgr.com

or to such other address or addresses as the parties may from time to time designate in writing.

For the purpose of Section 10.2 of the Warrant Agreement, the address of Otonomo or the “Company” therein shall be changed to the address of Urgently above (including copies to Wilson Sonsini Goodrich & Rosati, P.C.) as above.

(b)     Binding Effect. This Warrant Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

(c)     Entire Agreement. This Warrant Assumption Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as expressly set forth in this Warrant Assumption Agreement, provisions of the Warrant Agreement which are not inconsistent with this Warrant Assumption Agreement shall remain in full force and effect. This Warrant Assumption Agreement may be executed in counterparts.

(d)     Severability. This Warrant Assumption Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Assumption Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Warrant Assumption Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e)     Amendment. This Warrant Assumption Agreement may not be amended, except by an instrument in writing signed by each party hereto.

(f)     Termination. If the Merger Agreement is terminated in accordance with its terms before the Effective Time, this Warrant Assumption Agreement shall immediately terminate and cease to be any force or effect, without any liability on the part of any party hereto, as if this Warrant Assumption Agreement had not been executed and delivered.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Assumption Agreement as of the date first written above.

OTONOMO TECHNOLOGIES LTD.

By:
Name:
Title:

URGENT.LY INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Warrant Assumption Agreement]